Exhibit 99.1

ZyVersa Therapeutics, Inc. Announces Pricing of $5.0 Million Public Offering

WESTON, Fla., Dec. 06, 2023 (GLOBE NEWSWIRE) -- ZyVersa Therapeutics, Inc. (Nasdaq: ZVSA, or “ZyVersa” or “the Company”), a clinical stage specialty biopharmaceutical company developing first-in-class drugs for treatment of inflammatory and renal diseases with high unmet needs, announced today the pricing of a “reasonable best efforts” public offering of 4,000,000 shares of common stock (or pre-funded warrants in lieu thereof) and accompanying Series A and Series B warrants to purchase up to an aggregate of 8,000,000 shares of common stock at a combined public offering price of $1.25, resulting in gross proceeds of approximately $5.0 million. The Series A Warrants to purchase up to an aggregate of 4,000,000 shares of common stock and Series B Warrants to purchase up to an aggregate of 4,000,000 shares of common stock will have an exercise price of $1.25 per share, will be exercisable immediately following the date of issuance and will expire five years and eighteen months from the original issuance date, respectively.

The closing of the offering is expected to occur on or about December 11, 2023, subject to the satisfaction of customary closing conditions. The Company intends to use the net proceeds of this offering for working capital and other general corporate purposes.

A.G.P./Alliance Global Partners is acting as the sole placement agent for the offering.

The securities described above are being offered pursuant to a registration statement on Form S-1 (File No. 333-275320) previously filed with the Securities and Exchange Commission (SEC) which became effective on December 6, 2023. The offering is being made only by means of a prospectus forming part of the effective registration statement. A preliminary prospectus relating to the offering has been filed with the SEC. An electronic copy of the final prospectus will be filed with the SEC and may be obtained, when available, on the SEC’s website located at http://www.sec.gov and may also be obtained from A.G.P./Alliance Global Partners, 590 Madison Avenue, 28th Floor, New York, NY 10022, or by telephone at (212) 624-2060, or by email at prospectus@allianceg.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation, or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About ZyVersa Therapeutics

ZyVersa (Nasdaq: ZVSA) is a clinical stage specialty biopharmaceutical company leveraging advanced, proprietary technologies to develop first-in-class drugs for patients with renal and inflammatory diseases who have significant unmet medical needs. The Company is currently advancing a therapeutic development pipeline with multiple programs built around its two proprietary technologies – Cholesterol Efflux Mediator™ VAR 200 for treatment of kidney diseases, and Inflammasome ASC Inhibitor IC 100, targeting damaging inflammation associated with numerous CNS and other inflammatory diseases. For more information, please visit www.zyversa.com.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements contained in this press release regarding matters that are not historical facts, are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These include statements regarding management’s intentions, plans, beliefs, expectations, or forecasts for the future, and, therefore, you are cautioned not to place undue reliance on them. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. ZyVersa Therapeutics, Inc (“ZyVersa”) uses words such as “anticipates,” “believes,” “plans,” “expects,” “projects,” “future,” “intends,” “may,” “will,” “should,” “could,” “estimates,” “predicts,” “potential,” “continue,” “guidance,” and similar expressions to identify these forward-looking statements that are intended to be covered by the safe-harbor provisions. Such forward-looking statements are based on ZyVersa’s expectations and involve risks and uncertainties; consequently, actual results may differ materially from those expressed or implied in the statements due to a number of factors, including market and other conditions, ZyVersa’s ability to satisfy all conditions precedent to the closing of the offering; ZyVersa’s plans to develop and commercialize its product candidates, the timing of initiation of ZyVersa’s planned preclinical and clinical trials; the timing of the availability of data from ZyVersa’s preclinical and clinical trials; the timing of any planned investigational new drug application or new drug application; ZyVersa’s plans to research, develop, and commercialize its current and future product candidates; the clinical utility, potential benefits and market acceptance of ZyVersa’s product candidates; ZyVersa’s commercialization, marketing and manufacturing capabilities and strategy; ZyVersa’s ability to protect its intellectual property position; and ZyVersa’s estimates regarding future revenue, expenses, capital requirements and need for additional financing.

New factors emerge from time-to-time, and it is not possible for ZyVersa to predict all such factors, nor can ZyVersa assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Forward-looking statements included in this press release are based on information available to ZyVersa as of the date of this press release. ZyVersa disclaims any obligation to update such forward-looking statements to reflect events or circumstances after the date of this press release, except as required by applicable law.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, any securities.

Corporate and IR Contact:

Karen Cashmere

Chief Commercial Officer

kcashmere@zyversa.com

786-251-9641

Media Contacts

Tiberend Strategic Advisors, Inc.

Casey McDonald

cmcdonald@tiberend.com

646-577-8520

Dave Schemelia

dschemelia@tiberend.com

609-468-9325